                                                                    Exhibit 99.3

                         TUNES.COM, INC. ("TUNES.COM")
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS.......................................................... 2


CONSOLIDATED BALANCE SHEETS............................................................. 3


CONSOLIDATED STATEMENTS OF OPERATIONS................................................... 4


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)............................... 5


CONSOLIDATED STATEMENTS OF CASH FLOWS................................................... 6


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.............................................. 7

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Tunes.com Inc.

     We have audited the accompanying consolidated balance sheets of Tunes.com Inc. as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from July 2, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tunes.com Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and for the period from July 2, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.



                                       /s/ Ernst & Young LLP

Chicago, Illinois
January 26, 1999

TUNES.COM INC.
                          CONSOLIDATED BALANCE SHEETS


                                                                         DECEMBER 31,           SEPT. 30,
                                                                         ------------
                                                                      1997            1998          1999
                                                                     -----            ----          ----
                                                                                                 (UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents.........................................  $ 2,674,236   $  4,251,082   $  7,527,896
Accounts receivable, net of allowance of $17,000 in 1998 and
  $12,000 in 1999.................................................      130,016        368,720        881,462
Prepaid expenses and other current assets.........................       88,156        374,195      2,527,387
Restricted investment.............................................    1,000,000      1,000,000        250,000
                                                                    -----------   ------------   ------------
Total current assets..............................................    3,892,408      5,993,997     11,186,745
Equipment and leasehold improvements..............................      840,430      1,712,802      2,379,327
Less: Accumulated depreciation....................................     (131,185)      (498,636)      (786,371)
                                                                    -----------   ------------   ------------
                                                                        709,245      1,214,166      1,592,956
Restricted investment, less current portion.......................    1,000,000             --             --
Goodwill, net.....................................................           --      3,488,570      1,744,280
Other intangibles, net............................................           --        682,498        299,990
License agreement, net............................................           --             --      1,423,077
Other.............................................................           --         33,941         51,587
                                                                    -----------   ------------   ------------
Total assets......................................................  $ 5,601,653   $ 11,413,172   $ 16,298,635
                                                                    ===========   =============  ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities:
  Accounts payable................................................  $   186,084   $    743,344   $  1,327,267
  Accrued compensation............................................       34,690        410,331        536,958
  Acquisition liability...........................................           --        404,000             --
  Deferred revenue................................................      110,831        541,246         95,969
  Other accrued expenses and current liabilities..................      181,895        655,271      1,783,008
                                                                    -----------   ------------   ------------
Total current liabilities.........................................      513,500      2,754,192      3,743,202

Long-term obligations.............................................           --        160,507         82,182
Redeemable convertible preferred stock............................    8,430,108     22,116,439     43,134,794
Stockholders' deficit:
  Common stock, par value $0.01; 11,500,000 shares authorized;
    issued and outstanding: 1,469,782 in 1999, 1,340,530 in 1998
    and 1,150,530 in 1997.........................................       11,505         13,405         14,698
  Additional paid-in capital......................................      748,195      4,174,029     10,672,790
  Common stock to be issued.......................................           --      1,055,420         55,420
  Accumulated deficit.............................................   (4,101,655)   (18,860,820)   (41,404,451)
                                                                    -----------   ------------   ------------
Total stockholders' deficit.......................................   (3,341,955)   (13,617,966)   (30,661,543)
                                                                    -----------   ------------   ------------
Total liabilities and stockholders' deficit.......................  $ 5,601,653   $ 11,413,172   $ 16,298,635
                                                                    ===========   ============   ============

                            SEE ACCOMPANYING NOTES.

                                TUNES.COM INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                         JULY 2, 1996
                                         (INCEPTION)                                         NINE MONTHS ENDED
                                         TO DECEMBER       YEAR ENDED DECEMBER 31              SEPTEMBER 30
                                                         -----------------------------  ---------------------------
                                             31,
                                             1996           1997            1998           1998            1999
                                         ------------    -----------    ------------    -----------    ------------
                                                                                                 (UNAUDITED)
Revenue:
  Advertising..........................  $         --    $   283,807    $    970,189    $   502,439    $  2,456,151
  Other................................            --        280,887       1,514,466      1,212,793         846,876
                                         ------------    -----------    ------------    -----------    ------------
Total revenue..........................            --        564,694       2,484,655      1,715,232       3,303,027

Cost of revenue........................            --      1,267,521       4,045,056      2,863,312       3,108,355
                                         ------------    -----------    ------------    -----------    ------------

Gross margin (deficit).................            --       (702,827)     (1,560,401)    (1,148,080)        194,672

Operating expenses:
  Operations and development...........        32,003        458,381       1,880,480      1,058,809       2,778,321
  Sales and marketing..................        36,769      1,064,502       4,034,115      2,282,191       7,486,287
  General and administrative...........       152,859      1,244,676       2,836,678      1,935,134       2,990,253
  Depreciation and amortization........         2,319        156,529       1,777,931        961,020       2,555,504
  Stock compensation...................            --          9,700       1,527,734        413,373       4,526,844
                                         ------------    -----------    ------------    -----------    ------------
Total operating expenses...............       223,950      2,933,788      12,056,938      6,650,527      20,337,211
                                         ------------    -----------    ------------    -----------    ------------

Loss from operations...................      (223,950)    (3,636,615)    (13,617,339)    (7,798,607)    (20,142,539)
Other income (expense):
  Interest income......................         7,353         99,540         432,566        340,276         284,277
  Interest expense.....................            --             --          (9,438)        (5,121)        (76,812)
  Other income (expense)...............            --         15,040           4,568          4,568         (35,451)
                                         ------------    -----------    ------------    -----------    ------------

Net loss...............................      (216,597)    (3,522,035)    (13,189,643)    (7,458,884)    (19,970,525)

Accretion of redeemable convertible
  preferred stock......................            --       (363,023)     (1,569,522)            --      (2,573,106)
                                         ------------    -----------    ------------    -----------    ------------
Net loss attributable to common
  stockholders.........................  $   (216,597)   $(3,885,058)   $(14,759,165)   $(7,458,884)   $(22,543,631)
                                         ============    ===========    ============    ===========    ============



                            SEE ACCOMPANYING NOTES.

                                TUNES.COM INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                MEMBERS' UNITS          COMMON STOCK                        ADDITIONAL
                                          -----------------------  ----------------------    COMMON STOCK    PAID-IN     ACCUMULATED
                                             UNITS        AMOUNT     SHARES    PAR VALUE     TO BE ISSUED    CAPITAL       DEFICIT
                                          -----------   ---------  ---------  -----------   --------------  ----------  ------------
Initial capitalization, July 2,
 1996:................................         115,053    $750,000            --  $      --  $         --   $       --   $       --
Net loss for the period from July 2,
 1996 to December 31, 1996............              --          --            --         --            --           --     (216,597)
                                        --------------   ---------  ------------  ---------  ------------   ----------  ------------
Balance at December 31, 1996..........         115,053     750,000            --         --            --           --     (216,597)
Conversion of Members' units to
 shares of common stock...............        (115,053)   (750,000)    1,150,530     11,505            --      738,495           --
Stock compensation expense............              --          --            --         --            --        9,700           --
Accretion of redeemable convertible
 preferred stock......................              --          --            --         --            --           --     (363,023)
Net loss..............................              --          --            --         --            --           --   (3,522,035)
                                        --------------   ---------  ------------  ---------  ------------   ----------  ------------
Balance at December 31, 1997..........              --          --     1,150,530     11,505            --      748,195   (4,101,655)
Common stock to be issued.............              --          --            --         --     2,955,420           --           --
Common stock issued in connection
 with acquisition.....................              --          --       190,000      1,900    (1,900,000)   1,898,100           --
Stock compensation expense............              --          --            --         --            --    1,527,734           --
Accretion of redeemable convertible
 preferred stock......................              --          --            --         --            --           --   (1,569,522)
Net loss..............................              --          --            --         --            --           --  (13,189,643)
                                        --------------   ---------  ------------  ---------  ------------   ----------  ------------
Balance at December 31, 1998..........              --          --     1,340,530     13,405     1,055,420    4,174,029  (18,860,820)

Issuance of warrants (unaudited)......              --          --            --         --            --      713,011           --
Stock compensation expense
 (unaudited)..........................              --          --            --         --            --    4,526,845           --
Accretion of redeemable convertible
 preferred stock (unaudited)..........              --          --            --         --            --           --   (2,573,106)
Exercise of stock options and warrants
 (unaudited)..........................              --          --        29,252        293            --      259,905           --
Common stock issued in connection
 with acquisition (unaudited).........              --          --       100,000      1,000    (1,000,000)     999,000           --
Net loss (unaudited)..................              --          --            --         --            --           --  (19,970,525)
                                        --------------   ---------  ------------  ---------  ------------  -----------  ------------
Balance at September 30, 1999
 (unaudited)..........................              --          --     1,469,782    $14,698     $  55,420  $10,672,790 $(41,404,451)
                                        ==============   =========  ============  =========  ============  ===========  ============
                                             TOTAL
                                        --------------
Initial capitalization, July 2,
 1996:................................   $     750,000
Net loss for the period from July 2,

 1996 to December 31, 1996............        (216,597)
                                         -------------
Balance at December 31, 1996..........         533,403
Conversion of Members' units to
 shares of common stock...............              --
Stock compensation expense............           9,700
Accretion of redeemable convertible
 preferred stock......................        (363,023)
Net loss..............................      (3,522,035)
                                         -------------
Balance at December 31, 1997..........      (3,341,955)
Common stock to be issued.............       2,955,420
Common stock issued in connection
 with acquisition.....................              --
Stock compensation expense............       1,527,734
Accretion of redeemable convertible
 preferred stock......................      (1,569,522)
Net loss..............................     (13,189,643)
                                         -------------
Balance at December 31, 1998..........     (13,617,966)
Issuance of warrants (unaudited)......         713,011
Stock compensation expense
 (unaudited)..........................       4,526,845
Accretion of redeemable convertible
 preferred stock (unaudited)..........      (2,573,106)
Exercise of stock options and warrants
 (unaudited)..........................         260,198
Common stock issued in connection
 with acquisition (unaudited).........              --
Net loss (unaudited)..................     (19,970,525)
                                         -------------
Balance at September 30, 1999
 (unaudited)..........................   $ (30,661,543)
                                         =============

                             SEE ACCOMPANYING NOTES

                                TUNES.COM INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                     JULY 2, 1996                                  NINE MONTHS ENDED
                                                      (INCEPTION)     YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                                      TO DECEMBER   --------------------------  ---------------------
                                                         31, 1996       1997           1998       1998         1999
                                                        ---------   -----------    -----------  ----------  ---------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.............................................   $(216,597)  $(3,522,035)   $(13,189,643)  $  (7,458,884)  $ (19,970,525)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization......................       2,319       156,529       1,777,931         961,020       2,632,427
  Stock compensation expense.........................          --         9,700       1,527,734         413,373       4,526,845
  Other noncash items................................          --       (82,500)        100,000         100,000          37,785
  Changes in operating assets and liabilities,
    excluding effects from acquisitions:
    Accounts receivable..............................          --      (130,016)       (234,864)       (384,805)       (512,742)
    Prepaid expenses and other current assets........     (17,458)      (70,698)       (292,486)       (266,848)       (870,580)
    Accounts payable.................................      49,980       136,104         172,035         252,383         583,923
    Accrued compensation.............................       4,827        29,863          58,520         192,573         126,627
    Deferred revenue.................................          --       110,831         430,415         558,398        (445,277)
    Other accrued expenses and current
      liabilities....................................      45,856       136,039         353,598         150,942         676,377
                                                        ---------   -----------    ------------   --------------   ------------
Net cash used in operating activities................    (131,073)   (3,226,183)     (9,296,760)     (5,481,848)    (13,215,140)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment and leasehold
 improvements........................................     (29,857)     (708,073)       (584,761)       (506,322)       (845,281)
Payment of license fee...............................          --            --              --              --      (1,500,000)
Decrease (increase) in restricted investment.........          --    (2,000,000)      1,000,000         750,000         750,000
Acquisitions, net of cash acquired (Note 4)..........     (27,663)           --        (507,783)       (507,783)       (404,000)
                                                        ---------   -----------    ------------   --------------   -------------
Net cash used in investing activities................     (57,520)   (2,708,073)        (92,544)       (264,105)     (1,999,281)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable..........................          --       500,000              --              --       3,995,000
Payments on notes payable and capital leases.........          --            --      (1,150,659)        (10,436)       (126,704)
Proceeds from issuance of members' units.............     750,000            --              --              --              --
Proceeds from issuance of preferred stock, net of
 issue costs.........................................          --     7,547,085      12,116,809      12,116,809      15,103,000
Proceeds from exercise of stock options and warrants.          --            --              --              --         260,198
Payment of deferred financing costs..................          --            --              --              --        (740,259)
                                                        ---------   -----------    ------------   --------------   ------------
Net cash provided by financing activities............     750,000     8,047,085      10,966,150      12,106,373      18,491,235
                                                        ---------   -----------    ------------   --------------   ------------
Net increase in cash and cash equivalents............     561,407     2,112,829       1,576,846       6,360,420       3,276,814
Cash and cash equivalents, beginning of period.......          --       561,407       2,674,236       2,674,236       4,251,082
                                                        ---------   -----------    ------------   --------------   ------------
Cash and cash equivalents, end of period.............   $ 561,407   $ 2,674,236    $  4,251,082   $   9,034,656   $   7,527,896
                                                        ---------   -----------    ------------   --------------   ------------
SUPPLEMENTAL NONCASH INVESTING AND FINANCING
 ACTIVITIES
Common stock issued or to be issued in
 acquisition.........................................   $      --   $        --    $  2,955,420   $   2,955,420   $          --
Liabilities assumed in acquisition...................   $      --   $        --    $  1,940,000   $   1,940,000   $          --
Notes payable exchanged for shares of preferred
 stock...............................................   $      --   $   500,000    $         --   $          --   $   3,995,000
Capital leases for computer equipment................   $      --   $        --    $    182,993   $      42,506   $          --


                            SEE ACCOMPANYING NOTES.

                                TUNES.COM INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           (Information with respect to the nine-month periods ended
                     September 30, 1998 and 1999 is unaudited)

1.   NATURE OF OPERATIONS

     Tunes.com Inc. (the Company) is an Internet-based music media, marketing, and promotion company that provides interactive music content, live and archived music performances and interviews, current news and information, audio and video samples and other programming, as well as the opportunity for music fans worldwide to purchase music-related merchandise directly through the www.tunes.com, www.rollingstone.com, www.thesource.com, www.downbeatjazz.com and www.jamtv.com Web sites, and radio and Internet content affiliates.

     Effective February 26, 1999, the Company changed its name from JAMtv Corporation to Tunes.com Inc.

2.   BASIS OF PRESENTATION

     The financial statements of the Company as of September 30, 1999 and for the nine-month periods ended September 30, 1998 and 1999 contain all adjustments and accruals (consisting of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the financial position and operating results of the interim periods presented.

     As detailed in Note 6, on June 2, 1997, holders of members' units in Digital Entertainment Network, L.L.C. (DEN), a limited liability company, exchanged such units for shares of common stock of the Company, a newly formed Delaware corporation. All of the assets and liabilities of DEN were transferred to the Company at book value and DEN was dissolved. The accompanying financial statements reflect the operations of DEN for the period prior to June 2, 1997, and the Company thereafter.

3.   SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts and transactions of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances are eliminated.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash which is unrestricted as to use and highly liquid investments having a maturity of three months or less at the time of purchase.

RESTRICTED INVESTMENT

     The restricted investment represents the future license payments held in escrow pursuant to a third-party agreement (see Note 9).

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, generally three to five years. Assets

                                TUNES.COM INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

under capital leases are amortized using the straight-line method over the shorter of the estimated useful lives or the remaining lease terms, generally three years.

INTANGIBLE ASSETS

     Intangible assets represent the excess of cost over the fair market value of tangible net assets acquired and primarily consist of purchased technology and goodwill related to the acquisition of Tunes Network, Inc. (Tunes Network -- see Note 4). Intangible assets are amortized on a straight-line basis over the useful lives of the assets, currently two years. If there are indicators such assets may be impaired, the Company assesses recoverability from future operations using undiscounted cash flows of the related business as a measure. Under this approach, the carrying value of the intangible would be reduced to fair value if the Company's best estimate for expected undiscounted future cash flows of the related business would be less than the carrying amount of the intangible over its remaining amortization period.

     Intangible assets consisted of the following at December 31, 1998:

Goodwill........................................................  $ 4,651,430

Developed technology............................................      800,000
Assembled work force............................................      110,000
                                                                  -----------
                                                                    5,561,430
Less: Accumulated amortization..................................   (1,390,362)
                                                                  -----------
                                                                  $ 4,171,068
                                                                  ===========

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

ADVERTISING REVENUE

     Advertising revenue is derived from the sale of banner advertisements and sponsorships on the Company's Web sites as well as integrated marketing campaigns sold by the Company and the Company's share of revenue on co-branded Web sites of affiliates under certain agreements. Advertising revenue is recognized in the period the advertisement is displayed or campaign is run, provided no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of advertising impressions delivered or times that any advertisement is viewed by users of the Company's Web sites. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until guaranteed levels are achieved.

                                TUNES.COM INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     The Company also recognizes advertising revenue as a result of barter transactions with certain other internet-related companies. Such revenue is recognized based on the fair value of the consideration received or provided, whichever is more determinable. This primarily consists of advertising displayed on other companies' Web sites in exchange for advertising on the Company's Web site. Barter revenue and the corresponding expense is recognized in the period the advertising is displayed. Advertising revenue from barter transactions during 1997 and 1998 was $174,000 and $156,800, respectively. In the nine months ended September 30, 1999 the Company recorded barter revenue of $672,000.

OTHER REVENUE

     Other revenue is derived from content licensing, commerce and product development. Content license fee revenue is recognized over the period of the license agreement under which the Company delivers its content. Commerce revenue from the sale of CDs and other music-related merchandise is recognized when the products are shipped to customers, net of allowances for returns. Product development revenue is derived from the development of content for interactive CDs under third-party contracts and the development of other Web based services. Product development revenue is generally recognized when the product is delivered, except for services provided under longer-term contracts where the revenue is recognized on a percentage-of-completion basis over the life of the project. Two customers accounted for 52% of total revenue in 1998 and three customers accounted for 68% of total revenue in 1997.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     All financial instruments are held for purposes other than trading. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accruals are a reasonable estimate of their fair value due to the short-term nature of these instruments. The estimated fair value of long-term obligations at December 31, 1997 and 1998 was approximately equal to the carrying amounts at those dates.

ADVERTISING COSTS

     The Company expenses advertising and promotion costs when the advertising and promotion occurs. Advertising and promotion expense for 1996, 1997, and 1998, was $6,020, $460,132, and $2,454,366 respectively.

STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," established a fair value method of accounting for stock-based compensation. As permitted by SFAS No. 123, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related Interpretations in accounting for its employee stock options. No compensation expense is recognized under APB 25 if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the measurement date. As required by SFAS No. 123, the Company discloses the pro forma effect of the fair value method on operations in Note 7 to the financial statements. Stock options and warrants held by non-employees are accounted for under the fair value method of accounting.

                                TUNES.COM INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company has adopted the provisions of SOP 98-1 during the nine months ended September 30, 1999 with no material effect.

4.   ACQUISITIONS

     Effective July 1, 1998, the Company acquired all of the capital stock of Tunes Network. The purchase consideration, including direct costs of acquisition of $315,000, was $5,815,000, consisting of 295,542 shares of common stock with a fair value of $10 per share, approximately $1,940,000 of assumed liabilities, and $604,000 in cash of which $404,000 was paid subsequent to December 31, 1998. At September 30, 1999, 5,542 shares of common stock have not been issued; such shares will be issued in 1999. In addition up to an additional 100,000 shares of common stock may be issuable based upon reaching minimum equity market capitalization thresholds soon after the completion of an initial public offering by the Company. The current fair value of these contingent shares will be recorded as additional goodwill when the contingency is resolved and the shares become issuable and will be amortized over the remaining estimated useful life of the goodwill.

     The acquisition was accounted for as a purchase and, accordingly, the results of operations have been included in the consolidated financial statements from July 1, 1998, the effective date of the acquisition.

                                TUNES.COM INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.   ACQUISITIONS (CONTINUED)

     Based on unaudited data, the following table presents selected financial information for the Company on a pro forma basis, assuming Tunes Network had been consolidated since January 1, 1997:

                                                  YEAR ENDED DECEMBER 31,
                                                ---------------------------
                                                    1997          1998
                                                ------------  -------------
Revenue.......................................  $   863,810   $  2,725,641
Net loss .....................................   (8,029,869)   (15,587,790)

     The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition been made as of January 1, 1997.

     The purchase consideration was allocated to the acquired assets and assumed liabilities based on fair values as follows:

Cash............................................................  $     7,217

Accounts receivable and other assets............................       21,616
Equipment.......................................................      124,737
Developed technology............................................      800,000
In-process research and development.............................      100,000
Assembled work force............................................      110,000
Goodwill........................................................    4,651,430
                                                                  -----------
                                                                    5,815,000
Less: Liabilities assumed.......................................   (1,940,000)
                                                                  -----------
Cash and common stock purchase consideration....................  $ 3,875,000
                                                                  ===========

     The acquired in-process research and development includes the value of products in the development stage not considered to have reached technological feasibility. In accordance with applicable accounting rules, the acquired in-process research and development was expensed in the third quarter of 1998. The capitalized intangible assets acquired in the acquisition of Tunes Network including developed technology, assembled work force, and goodwill are being amortized on a straight-line basis over the estimated useful life of two years.

     In November 1997, the Company formed a wholly owned subsidiary, JAMtv Interactive Services Corporation (JIS) and acquired certain assets from Imagination Pilots Entertainment Inc. (IPEI) and assumed certain IPEI liabilities (see Note 12).

                                TUNES.COM INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.   EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consisted of the following:

                                                  DECEMBER 31,
                                            ------------------------
                                               1997         1998
                                            ----------  ------------
Computer equipment........................  $ 394,500    $1,014,741
Software..................................    341,187       379,828
Furniture and equipment...................     69,001       233,148
Leasehold improvements....................     18,500        61,202
Other.....................................     17,242        23,883
                                            ---------    ----------
                                              840,430     1,712,802
Less: Accumulated depreciation............   (131,185)     (498,636)
                                            ---------    ----------
Net equipment and leasehold improvements..  $ 709,245    $1,214,166
                                            =========    ==========

     Depreciation expense was approximately $2,319, $156,529 and $387,569, for the period from July 2, 1996 (inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998, respectively.

6.   CAPITALIZATION

     At September 30, 1999, the authorized capital stock of the Company consisted of 11,500,000 shares of common stock, $.01 par value per share, and 7,000,000 shares of preferred stock, $.01 par value per share. The Company is prohibited from declaring or paying dividends for as long as there remains any outstanding shares of preferred stock.

REORGANIZATION

     On July 2, 1996, DEN was initially capitalized through the issuance of 115,053 Members' units for total proceeds of $750,000. In early 1997, the Company adopted a Unit Option Plan and an aggregate of 28,760 options to purchase Member units were granted at an option price of $10 per unit. In March 1997, the Company received $500,000 in bridge financing in the form of notes payable from various investors.

     On June 2, 1997, DEN was reorganized (Reorganization) into the Company, whereby all of the Members of DEN received 10 shares of the Company's common stock for each unit of DEN. Concurrent with the Reorganization, the $500,000 bridge financing notes payable were exchanged for 166,666 shares of Series A-I preferred stock and each option granted under the Unit Option Plan was exchanged for 10 stock options under the Company's 1997 Stock Option Plan.

                                TUNES.COM INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.   CAPITALIZATION (CONTINUED)
PREFERRED STOCK

    The Company's preferred stock is convertible at any time into common stock on a 1-for-1 basis, subject to certain anti-dilution adjustments, and has the same voting rights as common stock. On June 3, 2007, or the first date thereafter that redemption is permitted under Delaware law, the Company is required to redeem all of the outstanding shares of the preferred stock at the following amounts: Series A-I (1,666,666 shares) at $6.00 per share; Series A-II (200,000 shares) at $10.00 per share; Series A-III (150,000 shares) at $20.00 per share; Series A-IV (76,165 shares) at $20.00 per share; Series B (472,000 shares) at $10.00 per share; Series C (533,334 shares) at $15.00 per share; and Series D (666,136 shares) at $20.00 per share and Series E shares (1,955,661 shares) at $20.00 per share. All shares of the preferred stock automatically convert into shares of common stock in the event of a public offering of common stock, which generates gross proceeds of at least $30,000,000 with a price per share of at least $20.00. The aggregate redemption amount is approximately $81,679,000.

    In May 1999, the Company issued 76,165 shares of Series A-IV and 1,955,661 shares of Series E redeemable convertible preferred stock for aggregate consideration of $20,318,260, including $3,995,000 of notes payable and related accrued interest of $60,260.

    The carrying amount of the preferred stock is being increased by periodic accretions to adjust the amount recorded in the balance sheet to the mandatory redemption amount at the redemption date.

    In March and April 1999, the Company issued convertible promissory notes in the amount of $3,995,000. The notes payable bear interest at 8% per annum and were due March 2001. The notes payable automatically converted to 405,526 shares of preferred stock upon the May 1999 issuance of preferred stock.

WARRANTS


    In connection with a third-party agreement (the Agreement -- see Note 9), the Company issued a warrant to purchase the Company's common stock at an exercise price of $3.00 per share, the estimated fair value of the Company's common stock at the date of the Agreement. The number of shares subject to the warrant increases in the event of the occurrence of certain dilution criteria, as defined in the Agreement. At December 31, 1997 and 1998 and September 30, 1999, a warrant to purchase 419,224, 715,221 and 1,021,904 shares of the Company's common stock was outstanding. The estimated fair value of the warrant, as calculated using the Black-Scholes method at each date of issuance, totaled $2,290,099 at December 31, 1998 and $4,847,385 at September 30, 1999, and is
being amortized over the initial three-year term of the Agreement or earlier as the warrant becomes exercisable. During 1997 and 1998, $9,700 and $615,124 was included in stock compensation expense in the Company's statement of operations, respectively. The warrant may be exercised at any time on or after certain triggering events, including an initial public offering by the Company or the closing of a private round of equity financing at a minimum amount as defined in the Agreement, or upon the occurrence of certain change of control events. As a result of the May 1999 issuance of redeemable convertible preferred stock, the warrants became fully exercisable and the remaining fair value of the warrant ($4,207,457) was recorded as stock compensation expense in May 1999.


     On January 1, 1999, in connection with an affiliation agreement, the Company issued a warrant to purchase up to 75,000 shares of common stock at an exercise price of $10.00 per share. As a result of the May 1999 issuance of redeemable convertible preferred stock, the warrant became fully exercisable. The estimated fair value at the date of issuance of $292,500, as calculated using the Black-Scholes method, was recorded as stock compensation expense in connection with this warrant during the nine months ended September 30, 1999. On November 12, 1999, this warrant was terminated in connection with the termination of the affiliate agreement.

                                TUNES.COM INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    In connection with the convertible promissory notes issued in 1999, warrants to purchase 39,950 shares of common stock at an exercise price of $10.00 per share were issued. These warrants expire upon the earlier of an initial public offering or March 2001. The estimated fair value of the warrants, as calculated using the present value method, is $230,000 and has been recorded in 1999 as a reduction to the carrying value of the notes payable and an increase to additional paid-in capital.

    In May 1999, in connection with the issuance of the redeemable convertible preferred stock, a warrant to purchase 81,315 shares of common stock at an exercise price of $10.00 per share was issued. The estimated fair value of the warrant, as calculated using the Black-Scholes method at the date of issuance, was $483,011 and was recorded as a reduction to the redeemable convertible preferred stock and an increase to additional paid-in capital. The warrant is exercisable until May 2004.

    In applying the Black-Scholes method, the Company has used an expected dividend yield of zero, a risk-free interest rate of 5% and a volatility factor of 66%. The lives used to value each of the warrants was based on the term of each warrant as described above.

7.   STOCK OPTION PLAN

    Under the Company's 1997 Stock Option Plan (the 1997 Plan), 1,550,000 shares of common stock are authorized for granting of options to employees, directors and consultants of the Company as determined by the Compensation Committee of the Board of Directors.

    At December 31, 1998, 224,220 shares were available for future grants. Options granted generally vest over four years. All options expire 10 years from date of grant. Vesting generally accelerates upon the Company's initial public offering or a change in control.

    The following table summarizes activity under the 1997 Plan during the years ended December 31, 1997 and 1998:

                                             1997                  1998
                                           ---------             ---------
                                           WEIGHTED-             WEIGHTED-
                                            AVERAGE               AVERAGE
                                           EXERCISE              EXERCISE
                                  SHARES     PRICE     SHARES      PRICE
                                  -------  ---------  ---------  ---------
Outstanding, beginning of year..       --  $      --    863,660   $   2.64
Granted.........................  863,660  $    2.64    480,020   $   7.31
Canceled........................       --  $      --    (17,900)  $   6.25
                                  -------             ---------
Outstanding, end of year........  863,660  $    2.64  1,325,780   $   4.28
                                  =======             =========
Exercisable, end of year........  390,780  $    1.53    819,063   $   3.19
                                  =======             =========

                                TUNES.COM INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.   STOCK OPTION PLAN (CONTINUED)

    The following table summarizes information about stock options outstanding and exercisable at December 31, 1998:

                                WEIGHTED-
                                 AVERAGE
                                REMAINING
                    NUMBER     CONTRACTUAL     NUMBER
EXERCISE PRICE    OUTSTANDING  LIFE (YEARS)  EXERCISABLE
---------------  ------------- ------------- -----------

   $   1.00           287,600          8.4       287,600
       3.00           445,410          8.5       252,673
       5.00           277,000          8.9       208,790
       7.50           197,420          9.2        70,000
      10.00           118,350          9.8            --
                    ---------                    -------
                    1,325,780          8.8       819,063
                    =========                    =======



    For the nine months ended September 30, 1999, 252,420 options were granted under the 1997 Plan.

    Pursuant to a severance agreement at December 31, 1998, 45,730 stock options were transferred to a company controlled by a former employee and are accounted for under the fair value method.

    The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options. During 1998 compensation expense of $912,610 for the accelerated vesting of stock options held by terminated employees was included in stock compensation expense. Had the provisions of SFAS 123 been used in accounting for employee stock options (calculated using the minimum value method for nonpublic companies), pro forma net loss attributable to common stockholders and pro forma net loss per common share (basic and dilutive) would have been approximately $4,132,000 and $3.58 and $14,339,000 and $12.12 for the years ended December 31, 1997 and 1998, respectively.

    The weighted-average fair value of options granted during 1997 and 1998 is estimated at $.61 and $1.66, respectively. The pro forma 1997 and 1998 net loss impact and the weighted-average fair value of options granted during 1997 and 1998 was estimated using the minimum value option pricing model with a risk-free interest rate of 6%, an expected life of 4.5 years (5 years in 1997), and assuming no dividends.


    In February 1999 the Company adopted the 1999 Stock Option Plan (the 1999
Plan). The number of shares of common stock subject to the 1999 Plan is 1,300,000 shares. As of September 30, 1999 there were 430,150 options outstanding under the 1999 Plan. In 1999 all options were granted with an exercise price of $10.00, the estimated fair value of the Company's common stock on each date of grant.


8.   RETIREMENT PLAN

    Effective June 1, 1998, the Company established a defined contribution plan that includes an employee 401(k) contribution provision covering substantially all employees. The plan permits eligible employees to make voluntary contributions on a pretax basis up to a certain limit. The Company does not currently make contributions to the plan.

                                TUNES.COM INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.   COMMITMENTS

OPERATING LEASES

    The Company leases certain office facilities and equipment under various operating leases. The future minimum lease payments under noncancelable operating leases having an initial term longer than one year at December 31, 1998, are as follows:

1999..............................................  $ 281,233
2000..............................................    223,582
2001..............................................    227,131
2002..............................................     96,035
2003..............................................         --
Thereafter........................................         --
                                                    ---------
                                                    $ 827,981
                                                    =========


    Rent expense for the period July 2, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, was approximately $5,000, $121,469, and $245,904, respectively.

LICENSE AGREEMENT

    In 1997, the Company entered into an agreement with a third party (the Agreement) pursuant to which the Company was granted certain rights with respect to brand name, trademarks, URL, historical, current and future content, advertising and promotion services, and other services. Under the terms of the Agreement, the Company granted warrants (see Note 6) and is required to pay an annual license fee of $1,000,000 (paid quarterly in equal installments) for a period of three years. Upon a first and second renewal term as defined in the Agreement, the Company would have to pay an annual license fee of $1,250,000 and $1,500,000, respectively. In addition to the license fee, the Company was also required to pay a $1,500,000 Trigger License Fee as a result of the May 1999 issuance of redeemable convertible preferred stock.

    The rights granted to the Company under the terms of the Agreement extend for an additional five years upon the successful completion of either a public or private offering of the Company's securities (trigger events) in which the amount raised is no less than $15,000,000. The Agreement extends for a further period of five years based on the Company or its acquirer having publicly traded securities with a market capitalization of no less than $150,000,000. The ultimate number of shares issued pursuant to the warrant (see Note 6) will be determined by: (a) the extent of intervening equity financings prior to either of the trigger events, and (b) the mutual further agreement of the parties.

OTHER

    The Company has entered into various Web site tenancy agreements that provide for the Company to make payments of at least $1,500,000 during 1999, of which $1,200,000 has been paid through September 30, 1999.


                                TUNES.COM INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.  CAPITAL LEASES

    Total office and computer equipment under capital leases was $240,193, less accumulated amortization of $36,731, at December 31, 1998. Amortization is included with depreciation expense. Future minimum lease payments for the assets under capital leases are as follows:

1999..............................................  $ 115,806
2000..............................................     96,999
2001..............................................     63,455
2002..............................................     13,379
2003..............................................      4,445
Thereafter........................................         --
                                                    ---------
Total minimum lease payments......................    294,084
Less: Amount representing interest................    (39,912)
                                                    ---------
Present value of net minimum lease payments.......  $ 254,172
Current portion, included in other accrued
 expenses.........................................    (93,665)
                                                    ---------
Long-term obligations at December 31, 1998........  $ 160,507
                                                    =========



11.  INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance has been provided for the net deferred tax asset because of uncertainty regarding the Company's ability to generate taxable income prior to the expiration of the carryforward period.

    Significant components of the Company's deferred income tax assets and liabilities are as follows at December 31:

                                                       1998         1997
                                                  ------------  ----------
Deferred tax assets:
  Net operating loss carryforwards..............  $ 5,734,927   $ 941,300
  Stock compensation expense....................      539,853          --
  Research and development credit carryforward..       80,000          --
  Accrued compensation..........................       28,863       8,000
  Other.........................................       38,740      45,700
                                                  -----------   ---------
  Gross deferred tax assets.....................    6,422,383     995,000
Deferred tax liability:
  Intangible amortization                            (266,174)         --
                                                  -----------   ---------
Net deferred tax assets.........................    6,156,209     995,000
                                                  -----------   ---------
Less: Valuation allowance.......................   (6,156,209)   (995,000)
                                                  -----------   ---------
                                                  $        --   $      --
                                                  ===========   =========

                                TUNES.COM INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.  INCOME TAXES (CONTINUED)

    The valuation allowance for net deferred tax assets increased $5,161,209 as a result of the net changes in temporary differences including a $529,554 increase related to the acquisition of Tunes Network.

    At December 31, 1998, the Company had net operating loss carryforwards totaling approximately $14,705,000, which expire beginning in 2011. Based on the Internal Revenue Code regulations relating to changes in the ownership of the Company, utilization of the net operating loss carryforwards may be subject to annual limitations. Because the Company operated as a limited liabilty company until June 2, 1997, no income taxes were provided for as of December 31, 1996.

12.  RELATED PARTY TRANSACTIONS

    The Company incurred various operating expenses through JAM Productions Ltd.
(JPL). The Company reimbursed JPL for these expenses, which totaled approximately $24,000, $90,000, and $75,000 in 1996, 1997 and 1998,
respectively. A stockholder of JPL was the Company's Chairman of the Board through January 1999.

  The Company leases office space from an entity in which the Company's chief executive officer has an ownership interest. The monthly lease payments are approximately $18,000 and increase approximately 3% per year.

    Prior to 1998, the Company was charged for various services by Imagination Pilots Entertainment Inc. (IPEI), whose majority stockholder is the Company's chief executive officer. These services included rent of office facilities, use of personnel, and other various operating activities. Expenses related to these services were approximately $75,000 and $95,000 in 1996 and 1997, respectively.

    During 1997, the Company purchased certain assets, primarily computer and other equipment, software, certain intellectual property, and the rights to a contract for the development of CD-ROM titles, from IPEI and Imagination Pilots, Inc. (IPI), whose majority stockholder is the Company's chief executive officer, and assumed certain IPEI and IPI liabilities, for a total cash purchase price of $370,000. The purchase price was allocated as follows:

Computer and other equipment and software.........................  $ 309,000
In process research and development...............................     95,000
                                                                    ---------
                                                                      404,000
Less: Liabilities assumed.........................................    (34,000)
                                                                    ---------
Cash..............................................................  $ 370,000
                                                                    =========



13.  SUBSEQUENT EVENTS

    In June 1999, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to a proposed initial public offering. In August 1999, the Company postponed its initial public offering due to adverse market conditions, and approximately $1,300,000 in related costs were charged to general and administrative expenses in October 1999.

    In November 1999, the Company entered into an lease facility that allows for borrowings of up to $1.0 million for equipment purchases made on or prior to July 31, 2000. Borrowings made under this lease facility are payable over a 36-month term. At November 30, 1999, the Company had outstanding borrowings of approximately of $400,000 under this facility.

    In connection with the amendment of a third-party license agreement (see
Note 9), the Company issued a warrant to purchase 2,652,717 shares of the Company's common stock at an exercise price of $3.00 per share in December 1999.

    In November 1999, the Company entered into a merger agreement with EMusic.com Inc. Under the terms of the agreement, each share of the Company's capital stock outstanding as of the effective date of the merger will be converted into that number of shares of the EMusic common stock equal to 10,600,000 divided by the number of shares of the Company's capital stock outstanding on a fully-diluted basis as of the effective date of the merger. EMusic.com Inc. will also assume all outstanding options and warrants to purchase shares of the Company's capital stock. The merger, subject to shareholder approval, is expected to close in the first quarter of 2000.